EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 17, 2020 with respect to the statement of condition including the related portfolio of Closed-End Strategy: Senior Loan and Limited Duration Portfolio 2020-3 (included in Invesco Unit Trusts, Series 2065) as of July 17, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-238223) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
July 17, 2020